Exhibit 16.1

November 18, 2021

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for PRA Group, Inc. (“the Company”) and, under the date of February 26, 2021, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2020 and 2019. On November 15, 2021, we were notified that the Company will engage Ernst & Young LLP as its principal accountant for the year ending December 31, 2022 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ending December 31, 2021, and the issuance of our report thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated November 18, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements under 4.01(a) that the Company’s audit committee of the board of directors approved our dismissal or that the Company will file an amendment to their Form 8-K, and we are not in a position to agree or disagree with the Company’s statements under 4.01(b).

Very truly yours,
/s/ KPMG